EXHIBIT 4.7

                        CERTIFICATE OF DESIGNATIONS
                                    OF
                              NMXS.COM, INC.
                                  FOR THE
                CREATION OF A NEW SERIES OF PREFERRED STOCK
                  (SERIES A CONVERTIBLE PREFERRED STOCK)

     The undersigned, constituting the President and Secretary of NMXS.com, Inc., a Delaware corporation (the "Company"), hereby declare and certify that pursuant to a unanimous consent of the Board of Directors of the Company dated February 3, 2003, the following resolution was adopted:

     RESOLVED, that a new series, the distinguishing designation of which new series is "Series A Convertible Preferred Stock," of the presently authorized but unissued Preferred Stock, par value $0.001 per share, of the Company be and it hereby is established upon the terms set forth below, pursuant to paragraph (b) of the Fourth Article of the Certificate of Incorporation of the Company, as amended:

     (a) The number of authorized shares of the Series A Convertible Preferred Stock is 1,000 shares.

     (b) The Series A Convertible Preferred Stock shall have no preference with respect to dividends declared by the Company.

     (c) Any holder of the Series A Convertible Preferred Stock may from time to time at his option convert any or all of such shares held by such stockholder into fully paid and nonassessable shares of common stock of the Company at any time at the rate set forth in this paragraph. Said shares shall be convertible at a rate equal to 70% of the average bid price of the common stock of the Company on the conversion date, based upon the value of the Series A Convertible Preferred Stock to be converted, which value shall be established as $1,000; provided that in no event shall the discounted value of the shares into which the Series A Convertible Preferred Stock is convertible be less than $0.05 or more than $0.25 for purposes of computing the number of shares to be issued upon conversion. For purposes of this paragraph the conversion date shall be the date the notice of conversion is actually received by the Company. Any such conversion may be effected by holders of the Series A Convertible Preferred Stock by giving written notice of election to convert shares of said stock, the number of shares and the certificate numbers, and presenting said shares to the Company, accompanied by the deposit and surrender of the certificates of such stock duly endorsed in blank for transfer not later than ten days following the election to convert. If at any time, or from time to time, the Company shall change, as a whole, any class of stock into which the Series A Convertible Preferred Stock is then convertible, into the same or a different number of shares, with or without par value, of the same or of any other class or classes (hereinafter in this paragraph called the "new stock") any holder of such Series A Convertible Preferred Stock, upon conversion thereof, shall be entitled to receive, in lieu of the stock which (on conversion immediately prior to such change) such

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stockholder would have become entitled to receive, but for such change, a number of shares of new stock equivalent to the number that would have been issued for such shares of stock as such stockholder would have been entitled to receive on conversion immediately prior to such change. The basic conversion value then in force shall thereupon remain unchanged or shall be proportionately increased or decreased, as the case may be, in the ratio which the number of shares of stock so changed shall bear to the number of shares of the new stock.

     (d) Any shares of the Series A Convertible Preferred Stock outstanding at April 30, 2006, shall be automatically converted into fully paid and nonassessable shares of common stock of the Company at the rate and subject to the terms set forth in paragraph (c) above.

     (e) The shares of the Series A Convertible Preferred Stock shall have no voting rights.

     (f) The Series A Convertible Preferred Stock shall not be redeemable by the Company.

     (g) The preferential amount payable with respect to shares of the Series A Convertible Preferred Stock in the event of voluntary or involuntary liquidation, dissolution, or winding-up, shall be $1,000 per share.

     Dated this 3rd day of February 2003

                                   NMXS.com, Inc.

                                   By /s/ Richard Govatski
                                      Richard Govatski, President
ATTEST:

/s/ Teresa B. Dickey
Teresa B. Dickey, Secretary